EX-16.6.b.xxiv.1

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND LAZARD ASSET MANAGEMENT LLC

Effective December 10 , 2015*

Funds of the Trust	Subadvisory Fees
NVIT International Equity Fund	0.40% on Subadviser Assets up to $50 million; and
0.35% on Subadviser Assets of $50 million or more.

Lazard NVIT Flexible Opportunistic Strategies Fund	0.50% on Subadviser Assets up to $100 million; and 0.40% on Subadviser Assets of $100 million and more.
0.40% on Subadviser Assets of $100 million and more.
NVIT Developing Markets Fund	0.45% on Subadviser Assets up to $50 million and 0.40% on Subadviser Assets of $50 million and more

NVIT Emerging Markets Fund	0.45% on Subadviser Assets up to $50 million and 0.40% on Subadviser Assets of $50 million and more

*As approved at the Board of Trustees Meeting held on December 8-9, 2015.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/Micahel S. Spangler
Name: Michael S. Spangler
Title: President

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/Micahel S. Spangler
Name: Michael S. Spangler
Title: President

SUBADVISER
LAZARD ASSET MANAGEMENT LLC

By: /s/Charles L. Carroll
Name: Charles L. Carroll
Title: Deputy Chairman